Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of EPL Oil & Gas, Inc. (the “Registration Statement”), to be filed on or about March 22, 2013, of all references to the name of W.D.Von Gonten&Co.; to references to W.D.Von Gonten&Co. in the Registration Statement, including under the heading “Experts;” and to the use of our report effective as of January 1, 2013 relating to estimated reserves and revenues contained in the EPL Oil & Gas, Inc. Annual Report on Form 10-K for the year ended December 31, 2012 filed with the U.S. Securities and Exchange Commission on March 7, 2013.

W.D. Von Gonten & Co.

By:	/s/W.D.Von Gonten, Jr.
Name: W.D. Von Gonten, Jr.
Title: President

Houston, Texas

March 22, 2013